September 2, 2009

Board of Directors
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905

Ladies and Gentlemen:

We are acting as counsel to Wabash National Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering (the “Offering”) of up to 24,762,636 shares of common stock, par value $0.01 per share of the Company (the “Warrant Shares”), issuable upon the exercise of a warrant to purchase common stock (the “Warrant”), all of which Warrant Shares are to be sold by the Selling Stockholder named in the prospectus that forms a part of the Registration Statement, and the associated stock purchase rights (such associated stock purchase rights, the “Rights”), all of which Rights are to be issued pursuant to that certain Rights Agreement, dated as of December 28, 2005, between the Company and National City Bank, as rights agent (the “Rights Agent”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the Warrant, a copy of which was filed by the Company as Exhibit 10.2 to its Current Report on Form 8-K on August 4, 2009.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
September 2, 2009

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(a)	the Warrant Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company; and

(b)
following exercise of the Warrant pursuant to its terms and issuance of the Warrant Shares thereunder, the Warrant Shares and the associated Rights will be validly issued and the Warrant Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP